As filed with the Securities and Exchange Commission on February 24, 2009.

Registration No. 333-118325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	73-1395733
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma	73118
(Address of Principal Executive Offices)	(Zip Code)

NOMAC DRILLING 401(K) PLAN

(Full Title of the Plan)

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118	Copies to: Connie S. Stamets, Esq. Bracewell & Giuliani LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202-2711
(Name and Address of Agent For Service)

(405) 848-8000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-118325) filed on August 17, 2004, is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below. On August 17, 2004, Chesapeake Energy Corporation (the “Registrant”) filed the Registration Statement to register an aggregate of 250,000 shares of its common stock, $.01 par value per share (the “Common Stock”), under the Nomac Drilling 401(k) Plan (the “Nomac Plan”).

The Board of Directors of the Registrant has determined that no future shares of Common Stock will be issued to participants under the Nomac Plan. Instead, Nomac Plan participants will be eligible to participate in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Chesapeake Plan”). Accordingly, all of the 218,744 shares of Common Stock that remain available for issuance under the Nomac Plan (the “Carried Forward Shares”) are to be included in the shares of Common Stock available for issuance under the Chesapeake Plan.

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Registrant is concurrently filing a separate registration statement on Form S-8 (the “Chesapeake Plan Registration Statement”) to register the Carried Forward Shares for issuance under the Chesapeake Plan and to carry over the filing fees for the Carried Forward Shares.

Pursuant to Interpretation No. 89 under Section G of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporation Finance of the Securities and Exchange Commission, and Instruction E to the General Instructions to Form S-8, the Registrant is filing this Post-Effective Amendment No. 1 (1) to reallocate the Carried Forward Shares from the Nomac Plan to the Chesapeake Plan and (2) to carry over the registration fees paid with respect to the Carried Forward Shares from the Registration Statement on Form S-8 (File No. 333-118325) filed for the Nomac Plan, to the Chesapeake Plan Registration Statement.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on February 24, 2009.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 24, 2009.

SIGNATURE	TITLE

/s/ Aubrey K. McClendon	Chairman of the Board, Chief Executive
Aubrey K. McClendon	Officer and Director
(Principal Executive Officer)

/s/ Marcus C. Rowland*	Executive Vice President and Chief
Marcus C. Rowland	Financial Officer
(Principal Financial Officer)

/s/ Michael A. Johnson*	Senior Vice President – Accounting,
Michael A. Johnson	Controller and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Richard K. Davidson	Director
Richard K. Davidson

/s/ V. Burns Hargis	Director
V. Burns Hargis

/s/ Frank Keating*	Director
Frank Keating

/s/ Breene M. Kerr*	Director
Breene M. Kerr

/s/ Merrill A. Miller, Jr.	Director
Merrill A. Miller, Jr.

/s/ Charles T. Maxwell*	Director
Charles T. Maxwell

/s/ Don L. Nickles	Director
Don L. Nickles

/s/ Frederick B. Whittemore*	Director
Frederick B. Whittemore

*	By:	/s/ Aubrey K. McClendon
Aubrey McClendon, Attorney in Fact

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on February 24, 2009.

NOMAC DRILLING 401(K) PLAN

By:	NOMAC DRILLING, L.L.C.,
(previously Nomac Drilling Corporation)
Plan Administrator

	By:	/s/ Lisa Phelps
Lisa Phelps
Vice President—Human Resources